EXHIBIT “99.1”

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2022 Results

Dallas (August 10, 2022) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the second quarter ended June 30, 2022.

During the three months ended June 30, 2022, the Company reported net income of $138,000 compared to net income of $49,000 for the three months ended June 30, 2021.

For the three months ended June 30, 2022 the Company had revenue of $47,000 including $26,000 for rental income and $21,000 for management fees as compared to rental income of $26,000 for the comparable period in 2021.

For the three months ended June 30, 2022, corporate general & administrative expenses were $80,000 as compared to $111,000 for the comparable periods in 2021. The decrease was due to an overall reduction of administrative expenses.

Included in other income for the three months ended June 30, 2022 is $62,000 which represents the collection of an investment that had previously been fully reserved. In addition during the three months ended June 30, 2022 the company sold equipment and recorded a gain of $68,000.

New Concept Energy, Inc. is a Dallas-based company which owns real estate West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$372	$252
Note receivable - related party	3,542	3,560
Other current assets	43	-
Total current assets	$3,957	$3,812

Property and equipment, net of depreciation
Land, buildings and equipment	637	643

Total assets	$4,594	$4,455

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - CONTINUED

(unaudited)

(dollars in thousands, except par value amount)

	June 30, 2022	December 31, 2021

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$19	$28
Accrued expenses	37	32
Total current liabilities	56	60

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at June 30, 2022 and December 31, 2021	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,093)	(59,236)

Total shareholder equity	4,538	4,395

Total liabilities & equity	$4,594	$4,455

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NEW CONCEPT ENERGY, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2022	2021	2022	2021
Revenue
Rent	$26	$26	$51	$52
Management Fee	21	-	41	$-

Total Revenues	47	26	92	52

Operating expenses
Operating Expenses	13	20	25	38
Corporate general and administrative	80	111	160	185
Total Operating Expenses	93	131	185	223
Operating earnings (loss)	(46)	(105)	(93)	(223)

Other income (expense)
Interest income	54	56	106	112
Interest expense	-	(2)	-	(4)
Other income, net	130	100	130	191
	184	154	236	299

Net income (loss) applicable to common shares	138	49	143	128

Net income per common share-basic and diluted	$0.02	$0.01	$0.03	$0.02

Weighted average common and equivalent shares outstanding - basic	5,132	5,132	5,132	5,132

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